UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2006

McDERMOTT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

REPUBLIC OF PANAMA	001-08430	72-0593134
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 N. Eldridge Parkway, Houston, Texas	77079
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (281) 870-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 6, 2006, we issued a press release announcing that J. Ray McDermott, S.A. (“J. Ray”) completed a cash tender offer for all of its 11% senior secured notes due 2013 and entered into a $500 million senior secured credit facility with a syndicate of lenders arranged by Credit Suisse Securities (USA) LLC (the “Credit Facility”). The Credit Facility includes a five-year $400 million revolving credit and letter of credit subfacility (with a limit of $250 million for revolving borrowings) and a six-year $100 million synthetic letter of credit subfacility. The Credit Facility may be used for the issuance of letters of credit and general corporate purposes.

J. Ray’s obligations under the Credit Facility are unconditionally guaranteed by substantially all of J. Ray’s wholly-owned subsidiaries and secured by liens on substantially all of J. Ray’s and these subsidiaries’ assets.

Amounts outstanding under the revolving credit and letter of credit subfacility bear interest at either the Eurodollar rate or the base prime rate plus an applicable margin, which margin varies depending on J. Ray’s credit rating. The applicable margin for revolving loans that are Eurodollar rate loans ranges from 2.25% to 2.50% per annum, and the applicable margin for revolving loans that are base prime rate loans ranges from 1.25% to 2.25% per annum. J. Ray is charged a commitment fee on the unused portions of the $400 million revolving credit and letter of credit subfacility, which fee varies between 0.375% and 0.50% per annum depending on J. Ray’s then applicable credit rating; a letter of credit fee of between 2.25% and 2.50% per annum with respect to the undrawn amount of each letter of credit issued under the revolving credit and letter of credit subfacility; and a fee of 2.60% per annum on the full amount of the synthetic letter of credit subfacility.

Other than mandatory prepayments on certain contingent events, the Credit Facility requires only interest payments on a quarterly basis until maturity (which is June 6, 2011 for the revolving credit and letter of credit subfacility and June 6, 2012 for the synthetic letter of credit subfacility). J. Ray may prepay amounts outstanding under the Credit Facility at any time without penalty.

The Credit Facility contains customary financial covenants, including maintenance of a maximum leverage ratio and a minimum interest coverage ratio, and covenants that, among other things, restrict J. Ray’s ability to incur debt, create liens, make investments and acquisitions, sell assets, pay dividends, prepay subordinated debt, merge with other entities, engage in transactions with affiliates, and make capital expenditures. The Credit Facility also contains customary events of default.

We have included copies of the Credit Facility and the related pledge and security agreement as exhibits 10.1 and 10.2, respectively, to this report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Credit Agreement dated as of June 6, 2006, by and among J. Ray McDermott, S.A., certain lenders, synthetic investors and issuers party thereto, Credit Suisse, Cayman Islands Branch, Bank of America, N.A., Calyon New York Branch, Fortis Capital Corp. and Wachovia Bank, National Association.

10.2	Pledge and Security Agreement by J. Ray McDermott, S.A. and certain of its subsidiaries in favor of Credit Suisse, Cayman Islands Branch, as Administrative Agent and Collateral Agent, dated as of June 6, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

McDERMOTT INTERNATIONAL, INC.

By:	/s/ Michael S. Taff
Michael S. Taff
Vice President and Chief Accounting Officer

June 9, 2006